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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     This Agreement, dated as of July 5, 2006, is between MTI Technology Corporation, a Delaware corporation ("Employer"), and Edward C. Ateyeh, Jr. ("Executive").

                                    RECITALS

     A. Employer and Executive wish to establish an employment relationship on the following terms and conditions.

     B. Employer has spent significant time, effort, and money to develop or acquire certain Proprietary Information (as defined below), which Employer considers vital to its business and goodwill.

     C. The Proprietary Information has been or will necessarily be communicated to or acquired by and simultaneous with this Agreement is being provided to Executive, in connection with Executive's employment with Employer or Collective Technologies, LLC, Executive's previous employer, substantially all the assets of which were acquired by Employer, and Employer wishes to establish the employment relationship with Executive only if, in doing so, it can protect its Proprietary Information and goodwill.

     D. Employer anticipates that certain Invention/Ideas (as defined below) will be conceived, developed, or reduced to practice by Executive during the course of his employment by Employer.

     F. Employer wishes to establish the employment relationship with Executive only if, in doing so, it can provide for the disclosure, assignment, and protection of these Invention/Ideas as provided in this Agreement.

     ACCORDINGLY, the parties agree as follows:

     1. Period of Employment.

          (a) Basic Terms. Employer shall employ Executive to render services to Employer in the position and with the duties and responsibilities described in
Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending on the date upon which the Period of Employment is terminated in accordance with Section 1(b) or Section 4.

          (b) Renewal. Subject to Section 4, Executive's initial Period of Employment will end on the second anniversary of the date of this Agreement (the "Term Date") and the Period of Employment thereafter will be renewed automatically for an additional one (1) year period (without any action by either party) on the Term Date and on each anniversary thereof, unless one party gives to the other written notice at least thirty (30) days in advance of the beginning of any one-year renewal period that the Period of Employment is to be terminated. Either party may elect not to renew this

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Agreement with or without cause. If Employer shall elect not to renew this
Agreement, and Executive's employment is not otherwise terminated pursuant to
Section 4 prior to the end of the notice period required by this Section 1(b), then Executive's termination shall be deemed to be a termination by Employer pursuant to Section 4(c). If Executive shall elect not to renew this Agreement, and his employment is not otherwise terminated pursuant to Section 4 prior to the end of the notice period required by this Section 1(b), then his termination shall be deemed to be a termination by Executive pursuant to Section 4(e). Nothing stated in this Agreement or represented orally or in writing to either party shall create an obligation to renew this Agreement.

     2. Position and Responsibilities.

          (a) Position. Executive accepts employment with Employer as an Executive Vice President of Employer and President of Employer's services division and shall perform all services appropriate to that position, as well as such other services as may be assigned by Employer from time to time by the Chief Executive Officer of Employer and as are consistent with Executive's position and level within Employer. Executive shall devote his best efforts and full time attention to the performance of his duties. Executive shall be subject to the direction of Employer, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Executive shall report to the Chief Executive Officer of Employer. Executive shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

          (b) Other Activity. Except upon the prior written consent of Employer, Executive (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or would be reasonably likely to be competitive with Employer, that would be reasonably likely create a conflict of interest with Employer, or that otherwise would be reasonably likely to significantly interfere with the business of Employer, or any Affiliate. An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer. Subject to the foregoing, Executive shall be entitled to continue to engage in outside activities such as serving on the board of directors or board of advisors of, or acting as a consultant to, for-profit and non-profit businesses, organizations and trade or industry groups, consistent with his past practices. So that Employer may be aware of the extent of any other demands upon Executive's time and attention, Executive shall disclose in confidence to Employer the nature and scope of any other business activity in which he is or becomes engaged during the Period of Employment.

          (c) Representations and Warranties. Executive represents and warrants that Executive's execution of this Agreement, his employment with Employer, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity. Executive agrees that he will not use for the benefit of, or disclose to,


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Employer any confidential information belonging to any former employer or other entity unless he has written permission from the employer or entity to do so (or unless Employer has been granted such permission).

     3. Compensation and Benefits.

          (a) Base Salary and Annual Bonus. In consideration of the services to be rendered under this Agreement, Employer shall pay Executive a base salary of $300,000 per year, payable semi-monthly, pursuant to the procedures regularly established, and as they may be amended, by Employer in its sole discretion, during the Period of Employment. Executive shall be eligible to receive an annual cash bonus of up to $100,000, subject to and contingent upon the achievement of financial and operational objectives to be determined from time to time by Employer's Chief Executive Officer and/or Board of Directors. Employer may review annually Executive's base salary and potential bonus compensation and may determine, in its sole discretion, whether and how much the existing compensation shall be adjusted, without regard to any policy or practice Employer may have for adjusting salaries or potential bonuses, provided, however, that Employer may not reduce Executive's annual base salary. All compensation and other comparable payments to be paid to Executive under this Agreement shall be less withholding and other applicable taxes required by law.

          (b) Benefits. As Executive becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer's policies and generally made available to executive management employees of Employer from time to time, including, but not limited to, Employer's Executive Healthcare Expense Reimbursement Plan. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as amended. Executive's service to Collective Technologies, LLC (and its predecessor) shall be treated as service to Employer for purposes of determining Executive's eligibility for and level of benefits from Employer. Without limiting the generality of the foregoing, Executive shall be entitled to vacation leave in accordance with Employer's standard policies for similarly situated employees, which currently consists of three (3) weeks of vacation annually, in addition to approved holidays, and Employer shall assume and carry forward Executive's accrued but unused vacation time with Collective Technologies, LLC. Executive also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Employer reserves the ability, in its sole discretion, to adjust Executive's benefits provided under this Agreement, provided that the adjustment applies to all other similarly situated employees of Employer and is not retroactive. No statement concerning benefits or compensation to which Executive is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

          (c) Expenses. Employer shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties, in accordance with Employer's policies, as they may be amended in Employer's sole discretion.


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          (d) Restricted Stock and Options. As soon as reasonably practicable following the execution and delivery of this Agreement, Employer shall, upon and subject to approval of Employer's Board of Directors, obtaining qualification under applicable securities laws and the execution and delivery by Employee of the Restricted Stock Award Agreement attached hereto as Exhibit A (the "Award Agreement"), issue and sell to Executive an aggregate of 300,000 shares (the "Restricted Shares") of Employer's common stock, $0.001 par value per share, at the nominal purchase price of $0.01 per share. The Restricted Shares shall be issued pursuant to Employer's 2006 Stock Incentive Plan (CT), as amended (the "Plan"), and shall be Restricted Stock (as defined in the Plan). The Restricted Shares shall be subject to the terms of the Award Agreement and the Plan. As soon as reasonably practicable following the execution and delivery of this Agreement, Employer shall, upon and subject to approval of Employer's Board of Directors, obtaining qualification under applicable securities laws and the execution and delivery by Employee of the Stock Option Award Agreement attached hereto as Exhibit D (the "Option Agreement"), grant to Executive a stock option (the "Option") to purchase 300,000 shares of Employer's common stock, $0.001 par value per share, at a per share purchase price equal to the closing sales price of Employer's common stock on the Nasdaq Capital Market on the date of grant. Such stock option shall be issued pursuant to the Plan and shall be a Non-Qualified Stock Option (as defined in the Plan). The Option shall be subject to the terms of the Option Agreement and the Plan. In addition, Executive shall be eligible for, in the sole discretion of Employer's Board of Directors, additional grants of restricted stock, stock options or other awards or benefits under the Plan or otherwise.

          (e) Indemnification and Change of Control Agreements. Concurrently with the execution of this Agreement, Executive and Employer shall enter into Employer's standard Indemnification Agreement (the "Indemnification Agreement") and Change of Control Agreement (the "Change of Control Agreement") for executive officers, forms of which are attached hereto as Exhibit B and Exhibit C, respectively. Executive shall be entitled to the benefits provided under such agreements during the Term of Employment, and thereafter as specified in and subject to the terms of such agreements. During the Period of Employment, Executive shall be a designated beneficiary under any policy of directors' and officers' liability insurance maintained by Employer for the benefit of similarly situated executive officers of Employer. Executive shall be entitled to post-termination coverage as a former officer of Employer under any such policy of directors' and officers' liability insurance to the extent and subject to the limitations specified in any such policy of insurance, and Employer shall maintain such post-termination coverage for Executive as a former officer of Employer, if and to the extent Employer can obtain such coverage on commercially reasonable terms, until the expiration of the statute of limitations on any claim that may have accrued during the Period of Employment for which Executive could be held liable. To the extent that the benefits or payments to which Executive is entitled under this Agreement are inconsistent with or are duplicative of the benefits or payments to which Executive is entitled under such Indemnification Agreement and/or Change of Control Agreement, Executive shall be entitled to the greatest applicable level of benefits or payments available thereunder but shall not be entitled to duplicative benefits or payments.


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          (f) Other Perquisites. Executive shall receive perquisite benefits consistent with those made available from time to time to similarly situated employees of Employer. Executive shall receive a monthly transportation allowance of $750.

     4. Termination of Employment.

          (a) By Death. The Period of Employment shall terminate automatically upon the death of Executive. Employer shall pay to Executive's beneficiaries or estate, as appropriate, any compensation and other amounts then due and owing through the date of termination, including payment for accrued unused vacation, if any, vested benefits under any employee benefit plan and unreimbursed expenses due to Executive. Thereafter, all obligations of Employer under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive's heirs to the benefits of any life insurance plan or other applicable benefits.

          (b) By Disability. If, by reason of any physical or mental incapacity, Executive has been or will be prevented even with reasonable accommodation from properly performing his essential duties under this Agreement for more than ninety (90) days in any twelve (12) month period, then, to the extent permitted by law, Employer may terminate the Period of Employment upon fourteen (14) days' advance written notice. Employer shall pay Executive all compensation and other amounts to which he is entitled through the date of termination, including payment for accrued unused vacation, if any, vested benefits under any employee benefit plan and unreimbursed expenses due to Executive. Thereafter, all obligations of Employer under this Agreement shall cease. Nothing in this Section shall affect Executive's rights under any applicable Employer disability plan.

          (c) By Employer Not For Cause. At any time, Employer may terminate Executive without Cause (as defined below) by providing Executive thirty (30) days' advance written notice. Employer shall have the option, in its complete discretion, to terminate Executive at any time prior to the end of such notice period. In the event of a termination pursuant to this Section 4(c), Employer shall pay Executive all compensation due and owing through the last day actually worked, including but not limited to payment for any accrued but unused vacation time, vested benefits under any employee benefit plan and unreimbursed expenses due to Executive. In addition, Employer shall (i) pay employee an amount, in equal installments for a period of one (1) year after termination of the Period of Employment and pursuant to Employer's standard payroll policies and practices, equal to one and one-half (1 1/2) times Executive's annual base salary at the time of the termination of his employment plus one and one-half (1 1/2) times his target annual bonus in effect at the time of the termination,
(ii) pay Executive's COBRA premiums, if COBRA is properly elected, for a period of one (1) year after termination of the Period of Employment, for a period of one (1) year after termination of the Period of Employment, and (iii) the restricted stock subject to the Award Agreement and the stock options subject to the Option Agreement, to the extent not previously exercised, shall automatically and immediately vest with respect to the greater of (x) the number of shares, if any, that would have vested if Executive continued service to Employer for a period of one (1) year after termination of the Period of Employment, or


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(y) two thirds (2/3) of the aggregate number of shares subject to each such award. Thereafter, all of Employer's obligations under this Agreement shall cease. Employer may discipline, demote, or dismiss Executive as provided in and subject to this Section 4 notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Employer relating to the employment, discipline, or termination of its employees. Employer and Executive each agree that (A) the receipt of any post-termination benefits or other payments under this Section 4(c) or Section 4(f) hereof, except those required by law, shall be contingent upon and subject to Executive and Employer executing and delivering to one another a mutual general release of claims, in a form reasonably satisfactory to each party hereto, which is not revoked by Executive or Employer, and (B) they will negotiate in good faith with the other party hereto the terms of such release as soon as reasonably practicable following Executive's termination of employment.

          (d) By Employer For Cause. At any time, and without prior notice except as provided herein, Employer may terminate Executive for Cause. Employer shall pay Executive all compensation and other amounts then due and owing, including payment for accrued unused vacation time, if any, vested benefits under and employee benefit plan and unreimbursed expenses due to Executive. Thereafter, all of Employer's obligations under this Agreement shall cease. For purposes of this Agreement, the term "Cause" shall mean: (i) a material breach of any term of this Agreement by Executive and failure to cure such breach within thirty (30) days after written notice thereof from Employer; (ii) the failure by Executive to perform his duties (other than any such failure resulting from his incapacity due to death or physical or mental illness) coupled with a failure to cure the same within thirty (30) days after receipt of written notice thereof; (iii) acts or omissions which are deemed by Employer's Board of Directors to be in bad faith, or to constitute gross negligence, recklessness or willful misconduct, on the part of Executive with respect to the performance of his duties; (iv) the failure by Executive to follow the reasonable instructions of the person(s) to whom Executive reports or Employer's Board of Directors coupled with a failure to cure the same within thirty (30) days after receipt of written notice thereof; (v) Executive's engaging in misconduct that is deemed by Employer's Board of Directors to be materially injurious to Employer, monetarily or otherwise; (vi) Executive's conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense, including, but not limited to, crimes or civil offenses involving theft, embezzlement, fraud or dishonesty, crimes or civil offenses based on banking or securities laws (including the Sarbanes-Oxley Act of 2002), and civil enforcement actions brought by federal or state regulatory agencies (including the Securities and Exchange Commission); or (vii) Executive's use of illegal narcotics and/or, to the extent permitted by law, abuse of alcohol; provided, however, that as to alcohol abuse, Executive shall be given notice and a thirty
(30) day opportunity to remedy the problem to the satisfaction of Employer. If termination is due to Executive's disability, Section 4(b) above shall control and not this subsection on termination for Cause.

          (e) By Employee Not for Good Reason. At any time, Executive may terminate his employment without Good Reason (as defined below) by providing Employer thirty (30) days' advance written notice. Employer shall have the option, in its


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complete discretion, to make Executive's termination effective at any time prior to the end of such notice period. Upon any termination of Executive's employment without Good Reason, Employer shall pay Executive all compensation and other amounts due and owing through the end of the thirty (30) day notice period, including payment for accrued unused vacation time, if any, vested benefits under and employee benefit plan and unreimbursed expenses due to Executive. Thereafter, all of Employer's obligations under this Agreement shall cease.

          (f) By Employee for Good Reason. At any time and without any prior notice, Executive may terminate his employment for Good Reason. If Executive terminates his employment for Good Reason, Employer shall pay Executive all compensation due and owing through the last day actually worked, including but not limited to payment for any accrued but unused vacation time, vested benefits under any employee benefit plan and unreimbursed expenses due to Executive. In addition, Employer shall (i) pay employee an amount, in equal installments for a period of one (1) year after termination of the Period of Employment and pursuant to Employer's standard payroll policies and practices, equal to one and one-half (1 1/2) times Executive's annual base salary at the time of the termination of his employment plus one and one-half (1 1/2) times his target annual bonus in effect at the time of the termination, (ii) pay Executive's COBRA premiums, if COBRA is properly elected, for a period of one (1) year after termination of the Period of Employment, and (iii) the restricted stock subject to the Award Agreement and the stock options subject to the Option Agreement, to the extent not previously exercised, shall automatically and immediately vest with respect to the greater of (x) the number of shares, if any, that would have vested if Executive continued service to Employer for a period of one (1) year after termination of the Period of Employment, or (y) two thirds (2/3) of the aggregate number of shares subject to each such award. Thereafter, all of Employer's obligations under this Agreement shall cease. For purposes of this Agreement, the term "Good Reason" shall mean any of the following events or circumstances: (i) a change in Executive's status, title, position or responsibilities (including reporting responsibilities) that represents a material adverse change from the Executive's status, title, position or responsibilities as in effect within the ninety (90) days preceding such change;
(ii) the assignment to Executive of any duties or responsibilities that are materially inconsistent with Executive's status, title, position or responsibilities as in effect immediately prior to such assignment; (iii) any removal of Executive from or failure to reappoint or reelect Executive to the office or position (or to a substantially similar office or position) in which Executive has been engaged to serve under this Agreement, except in connection with the termination of Executive's employment as a result of his death, or for Disability or Cause; (iv) a reduction in Executive's annual base salary as set forth herein or failure to pay Executive any compensation or benefits to which he is entitled within ten (10) days after receipt of written notice from Executive; (v) Employer's requiring Executive to be based at any location outside a fifty (50)-mile radius from Executive's primary place of employment, except for reasonably required travel on Employer's business which is not materially greater than such travel requirements required of Executive to adequately and appropriately perform his duties pursuant to this Agreement; (vi) the failure by Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Executive is entitled to


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participate under this Agreement unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Executive, or to provide Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which Executive is entitled to participate under this Agreement; (vii) the insolvency or the filing (by any party, including Employer) of a petition for bankruptcy of Employer, which petition is not dismissed within sixty (60) days after such filing; (viii) any material breach by Employer of any provision of this Agreement, and failure of Employer to cure such breach within thirty (30) days from Employer's receipt of written notice from Executive setting forth the nature of the alleged breach; (ix) any purported termination of Executive's employment for Cause by Employer which does not comply with the terms of Section 4(d) hereof; or (x) the failure of Employer to obtain an agreement, satisfactory to Executive, from any applicable successors and assigns of Employer to assume and agree to be bound by the terms and provisions of this Agreement, as contemplated in Section 12 hereof. For purposes of this Agreement, the term "Good Reason" shall also mean any intentional or willful refusal by Employer to make any payment which is then due and payable, except pursuant to a good faith dispute and subject to any applicable cure periods, under that certain Promissory Note, of even date herewith, by Employer in favor of Collective Technologies, LLC, a Delaware limited liability company.

          (g) Termination Obligations.

               (i) Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

               (ii) All benefits to which Executive is otherwise entitled shall cease upon Executive's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer.

               (iii) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

               (iv) The representations and warranties contained in this Agreement, Employer's payment and other obligations under this Section 4, Employer's obligations under any indemnification agreement between Employer and Executive and Executive's obligations under this Section 4(g), Section 5, and
Section 6 shall survive the termination of the Period of Employment and the expiration of this Agreement.


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               (v) Following any termination of the Period of Employment,
Executive shall reasonably cooperate with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer. Executive shall also reasonably cooperate, at Employer's cost and expense, in the defense of any action brought by any third party against Employer that relates in any way to Executive's acts or omissions while employed by Employer.

     5. Proprietary Information.

          (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Employer, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Employer in the course of his or her employment with Employer or Collective Technologies, LLC, or otherwise produced or acquired by or on behalf of Employer, including all Proprietary Information previously owned by Collective Technologies, LLC. All Proprietary Information not generally known outside of Employer's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:
(i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Executive should consult any written Employer procedures, generally circulated by Employer to its employees, instituted to identify and protect certain types of Confidential Information, which are considered by Employer to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

          (b) General Restrictions on Use. Employer and Executive acknowledge that Proprietary Information has been or will necessarily be communicated to or acquired by and simultaneous with this Agreement is being provided to Executive. During the Period of Employment, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Employer and as is necessary to carry out his responsibilities under this Agreement. Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Employer. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Employer.

          (c) Third-Party Information. Executive acknowledges that Employer has received and in the future will receive from third parties their confidential information subject to a duty on Employer's part to maintain the confidentiality of this information and to use it only for certain limited purposes. Executive agrees that he owes Employer and these third parties, during the Period of Employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or


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use it, except as necessary to perform his obligations hereunder and as is consistent with Employer's agreement with third parties.

          (d) Competitive Activity. Executive acknowledges and agrees that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Confidential Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult. To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, Executive agrees that, for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) divert or attempt to divert from Employer (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by Employer (or any Affiliate); (iii) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any Competitive Business, which, for purposes of this Agreement means any business competitive in whole or in part with the business conducted by Employer; or (iv) otherwise engage in any business activity that is or would reasonably be likely to be competitive with Employer (or any Affiliate) in the States of Texas, California and New York, unless Executive can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information. If Executive's employment is terminated or deemed to have been terminated pursuant to Section 4(c) or Section 4(f) of this Agreement, then Executive's obligations under this Section 5(d) shall be contingent upon and subject to Employer's payment of the severance and other benefits required pursuant to such Section 4(c) or Section 4(f), as applicable.

          (e) Interference with Business. In order to avoid disruption of Employer's business, Executive agrees that, for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly,
(i) solicit for any actual or proposed Competitive Business any customer of Employer (or any Affiliate) known to Executive during the Period of Employment to have been a customer of Employer; or (ii) solicit for employment any person employed by Employer (or any Affiliate), excluding any such person who responds to a general advertisement or other communication not specifically directed at or communicated to such person or Employer's employees in general. If Executive's employment is terminated or deemed to have been terminated pursuant to Section 4(c) or Section 4(f) of this Agreement, then Executive's obligations under this Section 5(e) shall be contingent upon and subject to Employer's payment of the severance and other benefits required pursuant to such Section 4(c) or Section 4(f), as applicable.

     6. Inventions and Ideas.

          (a) Defined. The term "Invention/Idea" includes any and all ideas, processes, trademarks, service marks, inventions, technology, computer hardware or software, original works of authorship, designs, formulas, discoveries, patents, copyrights, products, and all improvements, know-how, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by Executive, alone or with others, during the Period of Employment other than those that (i) were developed


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entirely on Executive's own time without using Employer's equipment, supplies, facilities, or trade secret information; and (ii) did not, at the time of conception or reduction to practice, relate to the actual, proposed or demonstrably contemplated business of Employer or any field reasonably related any such business of Employer.

          (b) Disclosure. Executive shall maintain adequate and current written records on the development of all Invention/Ideas and shall disclose promptly to Employer all Invention/Ideas and relevant records, which records will remain the sole property of Employer. Executive agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing ("Intellectual Property"), that Executive does not believe to be an Invention/Idea, but that is conceived, developed, or reduced to practice by Executive (alone or with others) during the Period of Employment (or during the post-employment period set forth in Section 6(e) below), shall be disclosed promptly to Employer (such disclosure to be received in confidence).

          (c) Assignment. Executive agrees to, and hereby does, assign to Employer his entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention/Idea, which shall be the sole property of Employer, whether or not patentable. In the event any Invention/Idea is deemed by Employer to be patentable or otherwise registrable, Executive shall (at Employer's expense) assist Employer) in obtaining letters patent or other applicable registrations thereon and execute all documents and do all other things necessary or proper thereto (including testifying at Employer's expense) and to vest Employer, or any entity or person specified by Employer, with full and perfect title thereto or interest therein. Executive shall (at Employer's expense) also take any action reasonably necessary in connection with any continuations, renewals, or reissues thereof or in any related proceedings or litigation. Should Employer be unable to secure Executive's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention/Idea, whether due to Executive's mental or physical incapacity or any other cause, Executive irrevocably designates and appoints Employer and each of its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and in Executive's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and/or done by Executive.

          (d) Exclusions. Executive represents that there are no Invention/Ideas that he desires to exclude from the operation of this Agreement. To the best of Executive's knowledge, there is no existing contract in conflict with this Agreement and there is no contract to assign any Intellectual Property that is now in existence between Executive and any other person or entity.

          (e) Post-Termination Period. Because of the difficulty of establishing when any Intellectual Property is first conceived or developed by Executive, or whether it results from access to Confidential Information or Employer's equipment, supplies, facilities, or data, Executive agrees that any Intellectual Property shall be presumed, if rationally related to Employers' business, to be an Invention/Idea if reduced to practice by Executive or with the aid of Executive within one (1) year after termination of the Period of Employment. Executive can rebut the above presumption if he proves that the Intellectual Property (i) was developed entirely on Executive's own time without using Employer's equipment, supplies, facilities, or trade secret information; (ii) was not conceived or reduced to practice during the Period of Employment, or, if conceived or reduced to practice during this period, did not, at the time of conception or reduction to practice, relate to the actual, proposed or demonstrably contemplated business of Employer or any field reasonably related any such business of Employer; and (iii) did not result from any work performed by Executive for Employer.

     7. Arbitration.

          (a) Arbitrable Claims. To the fullest extent permitted by law, all disputes between Executive (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Executive, and all disputes arising under this Agreement, the Award Agreement, the Option Agreement, the Indemnification Agreement and the Change of Control Agreement (collectively "Arbitrable Claims"), shall be resolved by arbitration conducted in Travis County, Texas, notwithstanding any contrary provisions contained in any such agreements. All persons and entities specified in the preceding sentence (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

          (b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief for violations of Sections 4, 5, or 6. Notwithstanding the foregoing, the decision of the arbitrator shall be subject to judicial review and may be vacated or modified by a court if it is not supported by substantial evidence on the record as a whole or if the decision is based on erroneous interpretation of applicable law. The interpretation and enforcement of this agreement to arbitrate shall be governed by the Federal Arbitration Act. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

          (c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs, and fees to the greatest extent permitted by law, including, but not limited to, any remedy or relief that a court would have. The fees of the arbitrator shall be borne by the non-prevailing party, as determined by the arbitrator. If the allocation of responsibility for payment of the arbitrator's fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

          (d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

          (e) Continuing Obligations. The rights and obligations of Executive and Employer set forth in this Section on Arbitration shall survive the termination of Executive's employment and the expiration of this Agreement.

     8. Notices. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to either party (but only upon receipt by the transmitting party of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Executive at the corresponding address or fax number below. Executive shall be obligated to notify Employer in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Employer's Notice Address:

                            MTI Technology Corporation
                            17595 Cartwright Road
                            Irvine, California 92614
                            Attention: Chief Financial Officer

Executive's Notice Address:

                            4410 Michaels Cove
                            Austin, TX 78746


     9. Action by Employer. All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President or by his or her representative specifically authorized in writing to fulfill these obligations under this Agreement.

     10. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by Employer. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

     11. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

     12. Assignment, Successors and Assigns. Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, and Employer shall be entitled to assign its rights and obligations hereunder in connection therewith provided that the assignee agrees in writing to be bound by the terms and provisions hereof. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

     13. Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

     14. Attorneys' Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

     15. Injunctive Relief. If Executive breaches or threatens to breach any of the covenants in Section 5 on Proprietary Information or Section 6 on Inventions and Ideas, the parties acknowledge and agree that the damage or imminent damage to Employer's business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, Employer shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of the above provisions by Executive, in addition to any other relief (including damages) available to Employer under this Agreement or under law.

     16. Governing Law. Except to the extent specifically provided in Section 7 above, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     17. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

     18. Employee Acknowledgment. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date first written above.

                                        "Executive"


                                        /s/ Edward C. Ateyeh, Jr.
                                        ----------------------------------------
                                        Edward C. Ateyeh, Jr.


                                        "Employer"

                                        MTI TECHNOLOGY CORPORATION
                                        a Delaware corporation


                                        By: /s/ Scott J. Poteracki
                                            ------------------------------------
                                        Name: Scott J. Poteracki
                                        Its: Chief Financial Officer
                                             and Secretary

                                    EXHIBIT A

                    Form of Restricted Stock Award Agreement

                                    EXHIBIT B

                        Form of Indemnification Agreement

                                    EXHIBIT C

                       Form of Change of Control Agreement

                                    EXHIBIT D

                            Form of Option Agreement